UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 16, 2006

INVERNESS MEDICAL INNOVATIONS, INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts  02453

(Address of Principal Executive Offices)  (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially due to numerous factors, including without limitation, the ability of Inverness Medical Innovations, Inc. (the “Company”) to transition the operations of its subsidiaries, Applied Biotech, Inc. and Scandinavian Micro Biodevices ApS, to its other facilities in an efficient, effective and timely manner; to successfully integrate into its facilities the manufacturing and distribution of new products and the operations of acquired companies or businesses; to expand, as planned, production at its recently acquired manufacturing facility in China; to avoid manufacturing problems or delays at its facilities or the facilities of its third party manufacturers, including problems with suppliers or access to necessary materials; to comply with regulatory, permitting or licensing issues at its facilities; and to otherwise manage the risks and uncertainties described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and in its subsequent periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

Item 2.05  Costs Associated with Exit or Disposal Activities.

As part of an ongoing review of its worldwide operations for the purpose of improving efficiency, lowering operating costs and improving margins, on May 16, 2006, the Company committed to a plan to cease operations at its Applied Biotech, Inc. (ABI) and Scandinavian Micro Biodevices ApS (SMB) subsidiaries, and to write-off certain excess manufacturing equipment at other impacted facilities. The Company made its final determination to implement the restructuring after completing its acquisition last week of a newly-constructed manufacturing facility in Hangzhou, China from ACON Laboratories, Inc. and certain of its affiliates.

After a period of transition, customers currently supplied with product manufactured at ABI will be supplied with product manufactured in the Company’s new facility in Hangzhou, China; while certain equipment and research activities currently conducted at SMB will be transferred to the Company’s Bedford, England and Stirling, Scotland facilities. The ABI shutdown, which was announced on May 22, 2006, is expected to be completed during the first quarter of 2007, while the closure of SMB, which was also announced on May 22, 2006, is expected to be completed in the first quarter of 2007.

Total charges to be incurred in connection with the plant closing are expected to be approximately $16.8 million, including severance costs of approximately $4.8 million, other cash expenditures of approximately $1.4 million, principally associated with lease termination costs, and non-cash fixed and current asset charges totaling approximately $10.9 million. Offsetting these charges, we expect to record a non-cash foreign exchange gain of approximately $5.2 million associated with the completion of the previously announced closure of our CDIL facility and a cash gain of approximately $1.0 million associated with the completion of the sale of our interest in CDIL’s former principal manufacturing facility. The charges, net of the gains noted above, will be recognized over the course of the plant closing consistent with accounting principles generally accepted in the United States of America and are expected to be approximately $6.6 million, $1.7 million and $2.0 million in the second quarter, third and fourth quarters of 2006 and $.7 million in the first quarter of 2007.

Savings generated though lower manufacturing costs and reduced general and administrative expenses are expect to be $.7 million during 2006 and approximately $6.2 million during 2007 and thereafter. Additional savings are anticipated to be derived from the benefits of manufacturing in the anticipated lower cost environment of the facility in Hangzhou, the timing and amount of which will depend on the timing of product transfers and substitutions over the balance of 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.

Date: May 22, 2006	By:	/s/ CHRISTOPHER J. LINDOP
Christopher J. Lindop
Chief Financial Officer